                                                                    Exhibit 99.2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion is qualified by reference to, and should be read in conjunction with, our consolidated financial statements and the related notes and other financial information included elsewhere in this filing. The following discussion also contains forward-looking statements which are subject to the risks and uncertainties discussed in the "Risk Factors" section of our registration statement on Form S-3 (NO. 333-94511) as declared effective by the SEC on February 15, 2000.

Overview

     We derive revenues primarily from the following sources:

     .    electronic funds transfer, or EFT, processing services;

     . core data processing systems, support, maintenance and related services;

     .    check imaging systems, support and related services;

     .    data communications management; and

     . ancillary products and services, including maintenance and technical support services, sales of banking related equipment and complementary products.

     We derive EFT revenues principally from processing ATM and debit card transactions. We receive a base fee for providing our ATM processing services and an additional fee for each ATM serviced. Once the number of transactions by a financial institution exceeds established levels, typically between 2,000 and 3,000 transactions per month, we charge additional fees for the extra transactions processed. For debit card transactions, we generally receive a portion of the interchange fees charged by our financial institution customers, and we charge a monthly fee if our customers do not meet a certain minimum dollar amount of transactions for a particular month. Most charges due under our EFT service agreements are paid monthly.

     On a service bureau basis, we generate core data processing revenues from service and processing fees based on the volume of transactions processed. These revenues are recognized as the services are performed. We also generate core data processing revenues by licensing PC BancPAC, our proprietary Windows(R) NT based client/server software system, on an in-house basis. We recognize revenues for licensing PC BancPAC in accordance with Statement of Position 97-2 on "Software Revenue Recognition," issued by the American Institute of Certified Public Accountants. We recognize software license fees when we have signed a non-cancelable license agreement, shipped the product and satisfied significant obligations to the customer.

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     We license on an in-house basis Renaissance(TM) software, our proprietary check imaging software that we acquired in August 1999 as a result of our acquisition of SBS Corp. We have completed a number of acquisitions. See "Business - Our Acquisitions" section of our registration statement on Form S-3 (NO. 333-94511) as declared effective by the SEC on February 15, 2000 for a discussion of these acquisitions. See "Business - Our Acquisitions." We generate revenues from license fees and recurring annual maintenance fees charged for this system. Revenues from licensing of Renaissance are recognized in accordance with Statement of Position 97-2, as discussed above. We also provide check imaging in a service bureau environment. On a service bureau basis, we generate revenues based on the volume of items processed. This revenue is recognized as we provide the service.

     We generate our data communications management service revenues principally from network management and data traffic across our frame relay network and from equipment configuration, installation and sales. We charge a flat monthly fee for providing telecommunications connectivity and network management as well as an installation charge.

     Our ancillary products and services generate revenues primarily from our maintenance and technical support services as well as sales of equipment. We recognize maintenance and technical support service revenues as the service period elapses. We recognize equipment sales revenues at the time of shipment.

     In June 1998, we completed an initial public offering of our common stock. Since that time, we have completed a number of acquisitions. See "Business - Our Acquisitions" section of our registration statement on Form S-3 (NO. 333-94511) as declared effective by the SEC on February 15, 2000 for a discussion of these acquisitions. We originally accounted for our acquisition of Direct Access in March 1999 as a pooling of interest. As a result of the transactions described in "Business - Our Relationship with Netzee," section of our registration statement on Form S-3 (NO. 333-94511) as declared effective by the SEC on February 15, 2000 we have changed the accounting for the Direct Access acquisition to a purchase.

     Due to Netzee's issuance of common stock in connection with transactions that occurred on September 3, 1999, our ownership percentage in Netzee decreased to approximately 49% as of that date. As a result, we no longer consolidate Netzee's results of operations with our results of operations. We now account for our investment in Netzee under the equity method, which requires us to record the results of operations of Netzee in a single line item in our statement of operations titled "Equity in Loss of Affiliate." Because we provided unlimited funding to Netzee until completion of their initial public offering in November 1999, all of Netzee's losses prior to the completion of the offering are included in that line item rather than our relative percentage of those losses. Following the completion of the initial public offering we have recorded only our relative percentage of Netzee's net losses. As of December 31, 1999 we owned approximately 37% of Netzee's common stock.

     We base our expenses to a significant extent on our expectations of future revenues. Most of our expenses are fixed in the short term, and we may not be able to quickly reduce spending if our revenues are lower than we expect. In an attempt to enhance our long term competitive position, we may also make decisions regarding pricing, marketing, services and technology that could have an adverse near-term effect on our financial condition and operating results. In addition, our EFT revenues are based in large part on various interchange and transaction fees set by Visa and MasterCard. Any changes in these fees, whether as a result of a pending dispute or otherwise, could negatively impact our revenues.

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

     Due to the foregoing factors and other risks discussed in our SEC filings, we believe that quarter to quarter comparisons of our operating results are not a good indication of our future performance. It is likely that our operating results will fall below the expectations of securities analysts or investors in some future quarter. In such event, the trading price of our common stock would likely decline, perhaps significantly.

Results of Operations

The following table sets forth the percentage of revenues represented by certain items in our consolidated statements of operations for the indicated periods. All amounts have been restated to reflect the August 2000 acquisition of Advanced Computer Enterprises, Incorporated, which was accounted for as a pooling-of -interests transaction.

                                                                                Year Ended December 31,
                                                                       ----------------------------------------
                                                                           1997          1998          1999
                                                                       -----------    ----------    -----------
          Revenues............................................            100.0%        100.0%       100.0%
          Costs of services...................................             43.0          40.8         39.1
          Selling, general and administrative expenses........             45.4          40.8         40.1
          Depreciation and amortization.......................              5.3           4.7          8.5
          Loss on impairment of intangibles...................              2.6           0.0          0.0
                                                                       --------       -------     --------
          Total operating expenses............................             96.3          86.4         87.7
                                                                       --------       -------     --------
          Operating income ...................................              3.7          13.6         12.3
          Other income (expense), net.........................             (2.2)         (0.6)        74.8
                                                                       --------      --------     --------
          Income (loss) before minority interest and
             provision for income taxes.......................              1.5          12.9         87.1
          Equity in loss of affiliate.........................              0.0           0.0        (29.3)
          Minority interest (income) loss.....................              0.1          (0.3)        (0.2)
          Provision for income taxes..........................              2.6           4.9         38.6
                                                                       --------      --------      -------
          Net income..........................................             (1.0)%         7.7%        19.0%
                                                                       ========      ========      =======

Year Ended December 31, 1999 Compared To Year Ended December 31, 1998

     Revenues. Revenues increased 57.4%, to $52.4 million for the year ended December 31, 1999 from $33.3 million for the year ended December 31, 1998. The $19.1 million increase was primarily related to (a) $14.4 million generated by an increase in service fee income, (b) $3.3 million generated by additional hardware sales and (c) $1.4 million generated by an increase in data communications management income. These increases are attributable to both internal growth and acquisitions.

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     Costs of Services. Costs of services increased 50.5% to $20.5 million for the year ended December 31, 1999 from $13.6 million for the year ended December 31, 1998. The $6.9 million increase was primarily attributable to (a) an increase of $3.7 million related to service fee income (b) $2.2 million generated by additional hardware sales, and (c) $1.0 million related to data communications management.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 54.5% to $21.0 million for the year ended December 31, 1999 from $13.6 million for the year ended December 31, 1998. The $7.4 million increase was primarily due to additional personnel to support our growth and acquisitions and other miscellaneous expenses.

     Depreciation and Amortization. Depreciation and amortization increased 182.6% to $4.5 million for the year ended December 31, 1999 from $1.6 million for the year ended December 31, 1998. The $2.9 million increase was primarily attributable to (a) $700,000 associated with depreciation expense related to fixed asset additions and (b) $2.2 million related to additional amortization expense, $1.9 million of which related to acquisitions completed in 1999.

     Operating Income. For the foregoing reasons, operating income increased $2.0 million to $6.5 million for the year ended December 31, 1999 from $4.5 million for the year ended December 31, 1998.

     Interest and Other Income (Expense), net. Interest and other income increased $39.4 million to $39.2 million for the year ended December 31, 1999 from expense of $220,000 for the year ended December 31, 1998. The increase was due primarily to a $38.9 million gain associated with the issuance of common stock of Netzee, Inc. For an explanation of this gain see Note 3 to our Financial Statements.

     Provision (Benefit) For Income Taxes. Provision for income taxes increased $18.6 million to $20.2 million for the year ended December 31, 1999 from $1.6 million for the year ended December 31, 1998. The increase was attributable to the pre-tax $38.9 million gain associated with the issuance of common stock of Netzee and increased pre-tax profits.

     Equity in Loss of Affiliate. Equity in loss of affiliate was $15.4 million for the year ended December 31, 1999. This amount is our share of Netzee's losses. There was no equity in loss of affiliate for the year ended December 31, 1998.

     Minority Interest in Loss (Income) of Consolidated Subsidiary. Minority interest in income increased $30,000 to $120,000 for the year ended December 31, 1999 from $90,000 for the year ended December 31, 1998. The increase was primarily due to profits in ProImage's operations.

Year Ended December 31, 1998 Compared To Year Ended December 31, 1997

     Revenues. Revenues increased 18.0% to $33.3 million for the year ended December 31, 1998 from $28.2 million for the year ended December 31, 1997. The $5.1 million increase was primarily related to (a) $2.5 million generated by an increase in EFT processing services, (b) $1.4 million

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generated by additional core data processing (c) $650,000 generated by an increase in data communications management services, (d) $380,000 generated by an increase in merchant portfolio management and (e) other increases of $170,000.

     Costs of Services. Costs of services increased 12.1% to $13.6 million for the year ended December 31, 1998 from $12.1 million for the year ended December 31, 1997. The $1.5 million increase was primarily attributable to (a) $1.0 million generated by an increase in core data processing sales, (b) an increase of $230,000 related to equipment sales and maintenance services and (c) other costs of $270,000.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 6.2% to $13.6 million for the year ended December 31, 1998 from $12.8 million for the year ended December 31, 1997. The $800,000 increase was primarily due to additional personnel to support our growth.

     Depreciation and Amortization. Depreciation and amortization increased 5.5% to $1.6 million for the year ended December 31, 1998 from $1.5 million for the year ended December 31, 1997. The $100,000 increase was due to $440,000 in depreciation expense related to fixed asset additions offset by $340,000 reduced amortization due to fully amortized contracts related to acquisitions which occurred in 1996 and 1997.

     Loss on Impairment of Intangibles. There was no loss on impairment of intangibles for the year ended December 31, 1998. The 1997 loss was due to (a) the writeoff of $540,000 of goodwill assumed in the acquisition of FiNet, Inc. and (b) the writeoff of $190,000 in purchased software assumed in the acquisition of ProVesa. These writeoffs were due to permanent impairment in the related long term assets.

     Operating Income. For the foregoing reasons, operating income increased $3.5 million to $4.5 million for the year ended December 31, 1998 from $1.0 million for the year ended December 31, 1997. Exclusive of the nonrecurring loss on impairment of intangibles in 1997, operating income would have been $1.7 million in 1997.

     Interest and Other Income (Expense). Other expense decreased $410,000 to $220,000 for the year ended December 31, 1998 from $630,000 for the year ended December 31, 1997. The decrease was due primarily to a decrease in interest expense resulting from the payment of long-term debt with the proceeds from our initial public offering which was completed in June 1998.

     Minority Interest in Income (Loss). Minority interest in income increased $130,000 to $90,000 for the year ended December 31, 1998 from a loss of $40,000 for the year ended December 31, 1997. The increase was primarily due to profits in ProImage's operations partially offset by our acquisition of an additional 33% stake in ProImage in August 1998.

     Provision (Benefit) For Income Taxes. Provision for income taxes increased $910,000 to $1.6 million for the year ended December 31, 1998 from $720,000 for the year ended December 31, 1997. The increase was primarily due to increased profits partially offset by a reduction in nondeductible amortization.

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Liquidity and Capital Resources

     Since our incorporation, we have financed our operations and capital expenditures through cash from operations, borrowings from banks and sales of our common stock, including our initial public offering in June 1998, which resulted in net proceeds to us of $14.4 million, and our public offering in February 2000, which resulted in net proceeds to us of $66.0 million.

     Cash and cash equivalents were $2.1 million at December 31, 1999. Net cash provided by operating activities was $4.6 million, $3.0 million and $2.4 million for the years ended December 31, 1999, 1998 and 1997, respectively. The increase in the net cash provided by operating activities in 1999 as compared to 1998 was primarily attributable to an increase in earnings. The increase in net cash provided by operating activities in 1998 as compared to 1997 was attributable primarily to an increase in net income partially offset by an increase in accounts receivable and other assets.

     Net cash used in investing activities was $18.0 million, $8.6 million and $1.1 million in 1999, 1998 and 1997, respectively. The increase in net cash used in investing activities in 1999 as compared to 1998 was primarily due to a receivable created from the funding of Netzee's operations and acquisitions during the 1999 period. The increase in net cash used in investing activities in 1998 as compared to 1997 was attributable to increased capital expenditures and acquisitions during 1998.

     Net cash provided by (used in) financing activities was $12.1 million, $6.8 million and $(620,000) for the years ended December 31, 1999, 1998 and 1997, respectively. The increase in net cash provided by financing activities for 1999 compared to 1998 was primarily due to increased borrowings under our credit facility due to the funding of Netzee's operations and acquisitions during the 1999 period. The increase for 1998 as compared to 1997 was due to the completion of our initial public offering partially offset by the paydown of $5.3 million of long-term debt and $1.8 million of deferred compensation.

     During 1998, we entered into a credit facility with First Union National Bank. Under this facility, as amended, we may borrow up to $35.0 million for working capital and to fund acquisitions and pay expenses related to acquisitions. During 1999, we extended the term of the facility from April 28, 2001 to June 30, 2002. The First Union credit facility contains provisions which require us to maintain certain financial ratios and minimum net worth amounts and which restrict our ability to incur additional debt, make certain capital expenditures, enter into agreements for mergers, acquisitions or the sale of substantial assets and pay cash dividends. Interest is payable monthly, and outstanding principal amounts accrue interest at an annual rate equal to either
(a) a floating rate equal to the lender's prime rate minus 0.25% or (b) a floating rate equal to the LIBOR Market Index Rate. On December 31, 1999, the interest rate under this facility was approximately 7.38%.

     In connection with our acquisition of SBS Corp. and SBS Data Services, Inc., we borrowed $21.6 million from First Union and loaned that amount to our subsidiary, Direct Access, to pay a portion of the purchase price for SBS Corp. and to pay some outstanding liabilities of SBS Corp. In September 1999, we borrowed an additional $7.3 million under the First Union credit facility and loaned that amount to Netzee to pay a portion of the purchase price for acquisitions of other companies.

                                      10
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Netzee repaid these loans with some of the net proceeds from its initial public offering, which was completed November 1999.

     Netzee has borrowed additional monies from us and we have committed, subject to some conditions, to provide to Netzee a $15.0 million line of credit for its working capital needs. Pending the completion of the line of credit, we entered into a promissory note with Netzee, Inc. on March 24, 2000. As of March 24, 2000, a total of $7.8 million was due from Netzee under this promissory note. We plan to finance this line of credit with cash on hand and additional borrowings under our credit facility with First Union. As of May 31, 2000, we have committed, subject to some conditions, to provide to Netzee a $15.0 million line of credit for its working capital needs. As of December 13, 2000, a total of $15.0 million was due from Netzee under this promissory note. Netzee may require additional funds to support its operations. Netzee may seek to raise such funds through public or private offering of debt or equity, the sale of assets, or from other sources. No assurance can be given that additional funds will be available, such funds will be available on terms favorable to Netzee or their shareholders. Their ability to continue as a going concern and to meet their obligations as they come due may be dependent upon their ability to raise additional capital funds.

     We no longer consolidate Netzee's results of operations with our results of operations. We now account for our investment in Netzee under the equity method, which requires us to record the results of operations of Netzee in a single line item in our statement of operations titled "Equity in Loss of Affiliate." Because we provided unlimited funding to Netzee until completion of its initial public offering in November 1999, all of Netzee's losses prior to the completion of the offering are included in that line item rather than our relative percentage of those losses. Following the completion of Netzee's offering we have recorded only our relative percentage of Netzee's net losses. As of December 31, 1999 we owned approximately 37% of Netzee's common stock. In addition, Netzee has a history of losses and may never become profitable. The impact of Netzee's results of operations on our financial condition, including our shareholders' equity, is uncertain, and we cannot guarantee we will benefit from our ownership in Netzee.

     While there can be no assurance, we believe that the net proceeds to us from our recently completed secondary offering, together with funds currently on hand, funds to be provided by operations and funds available for working capital purposes under the First Union credit facility, will be sufficient to meet our anticipated capital expenditures and liquidity requirements for at least the next 12 months. We intend to grow, in part, through strategic acquisitions and expect to make additional expenditures to negotiate and consummate acquisition transactions and integrate the acquired companies. No assurance can be made with respect to the actual timing and amount of the expenditures and acquisitions. In addition, no assurance can be given that we will complete any acquisitions on terms favorable to us, if at all, or that additional sources of financing will not be required.
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